Exhibit 99.1

TYME Presents Updated Data at ESMO GI 2019 from TYME-88-Panc

Phase II Study Demonstrating Encouraging Overall Survival Trends in

Patients with Advanced Pancreatic Cancer

•	In this poor prognosis population, SM-88 demonstrated median overall survival (OS) of 6.4 months as of April 25, 2019

•	Efficacy indicators showed strong correlation with greater overall survival (OS). These indicators included achieving stable disease (SD) or better and decreases in circulating tumor cells (CTCs)

•	Patients who achieved SD or better had a statistically significant (p=0.02) improvement in survival with a 92% reduction in risk of death

•	Patients who achieved at least an 80% reduction in CTC burden demonstrated a 60% decrease in risk of death

•	The study supports SM-88’s well-tolerated safety profile, with only 4% of patients having a serious adverse event (SAE) that was deemed to be at least possibly related to SM-88

•	Based on these results, TYME plans to initiate a randomized pivotal trial for use of SM-88 in patients with pancreatic cancer in Q3’2019

NEW YORK, July 5, 2019 (GLOBE NEWSWIRE) — Tyme Technologies, Inc. (NASDAQ: TYME), an emerging biotechnology company developing cancer metabolism based therapies (CMBTs™), announced that its multicenter open-label Phase II TYME-88-Panc study evaluating SM-88 (racemetyrosine) as an oral monotherapy in patients with advanced pancreatic cancer continues to demonstrate encouraging results and a well-tolerated safety profile. The data from the TYME-88-Panc study were presented at the European Society of Medical Oncology 21st World Congress on Gastrointestinal Cancer (ESMO GI) on July 4, 2019 in Barcelona, Spain.

“We believe that these outcomes further justify advancing the development of SM-88. These survival results compare very favorably to the analysis of 19 prospective pancreatic cancer trials where the median reported survival after progressing on third-line therapy was 2.0 – 2.5 months1 based on reported historical trials,” said Giuseppe Del Priore, M.D., M.P.H., Chief Medical Officer at Tyme Technologies. “Given that there are no effective options to treat this patient population, we plan to move forward with our SM-88 pivotal trial in pancreatic cancer. We are increasingly encouraged that SM-88 has the potential to be a new treatment approach for late-stage pancreatic patients.”

Updated results from the ongoing multicenter open-label Phase II TYME-88-Panc study (Abstract #160) involved 49 heavily pretreated patients with radiographically progressive metastatic pancreatic cancer who had significant disease related morbidity before receiving TYME’s investigational agent SM-88. More than 80% of patients had received at least two prior lines of therapy. Of the 49 patients, 38 patients were evaluable for efficacy, as defined in the protocol. TYME-88-Panc is a two-part study in which Part 1 was intended to determine optimal dosing and assess if early clinical benefit supported further development of SM-88 in pancreatic cancer. This study is being performed under a TYME IND with input from the FDA prior to study initiation.

In this study, based on information available as of April 25, 2019, the median overall survival of evaluable patients (38 of 49) was 6.4 months. Certain efficacy indicators correlated with greater OS, including achieving SD or better and decreases in CTCs.

A RECIST clinical benefit rate (CBR) of stable disease or better was achieved by 44% of patients (11 of 25) with available imaging. Notably, patients achieving stable disease or better demonstrated a statistically significant (p=0.02) improvement in survival with a 92% reduction in risk of death (hazard ratio=0.08). The CBR was durable with majority of these patients remaining in stable disease or better at more than 7 months after receiving treatment with SM-88.

The measurement of CTCs is emerging as an important prognostic indicator in patients with pancreatic cancer. This is now the second TYME study in cancer patients showing that SM-88 reduces CTCs. In a previous study of patients with prostate cancer, SM-88 treatment was also associated with a reduction in CTC count (JCO 37, 2019 supp 7S; 83). In the TYME-88-Panc study, a median reduction of 63% in CTC burden was observed in evaluable patients. Importantly, patients (10 of 24) with available results reaching an 80% reduction or greater in CTCs demonstrated a 60% decrease in risk of death (hazard ratio=0.40).

“Responses are very rare in later line pancreatic cancer so overall response rates are close to zero. The SM-88 trial has demonstrated encouraging new data on efficacy indicators, including a meaningful clinical benefit rate, and a reduction in circulating tumor cells, that both correlate with extended survival,” said Allyson Ocean, MD, a pancreatic cancer specialist at New York-Presbyterian Hospital/Weill Cornell Medical Center and Associate Professor of Medicine at the Weill Medical College of Cornell University. “Research results to date also indicate that SM-88 has a favorable toxicity profile. To have both results with one drug is extremely important. There are no FDA approved treatments for 3rd line pancreatic cancer and no NCCN or ASCO guideline recommendations. These patients are in desperate need of effective therapies.”

In addition to these findings from the TYME-88-Panc study, data were also presented on subgroup analyses. TYME identified several screening criteria that were associated with rapidly declining prognostic factors defined as greater than 2 lines of prior therapy; age greater than 75 years old; albumin less than 3.5 g/dl. Patients with no indicators of poor prognosis had a better trend in survival.

TYME identified key sub-groups of patients who performed better. Patients with 1 or 2 prior lines of therapy had a better trend in survival. Female patients had a statistically significant (p=0.01) trend toward better survival. These encouraging findings warrant further clinical evaluation of these subgroups.

As of April 25, 2019, the study reported that SM-88 was well tolerated with only 4.0% of patients (2 of 49) who experienced serious adverse events (SAEs) deemed at least possibly related to SM-88 (abdominal pain, arthralgia, and hypotension). One patient with reported SAEs continued on treatment.

The TYME-88-Panc research results are from an investigational study. SM-88 is not approved for the treatment of patients with any disease condition.

Details of this study were presented at the European Society of Medical Oncology 21st World Congress on Gastrointestinal Cancer in Barcelona, Spain on Wednesday, July 4, 2019, from 10:00 AM CET to 5:15 PM CET during the Poster Session: “Esophageal, Liver, Gastric, Pancreatic and other GI Tumors” at the Poster Hall. The poster is available on our website (www.tymeinc.com/data-publications).

TYME management will be hosting a conference call for analysts and investors on July 9th at 8:30AM EDT to discuss the SM-88 data presented at the ESMO GI Congress. Those interested in participating in the call should dial: (877) 705-6003 (Domestic) / (201) 493-6725 (International); and enter passcode: 13692152. The call will also be viewable via webcast, which can be accessed through the “Investors” tab of the company’s website (ir.tymeinc.com). A replay of this conference call will also be available via webcast shortly after the event and will remain available for two weeks.

The SM-88 Poster presented at ESMO GI is as follows:

Title:	SM-88 Therapy in High-Risk Poor Prognosis Pancreatic Cancer (PDAC). (Link to poster )

Authors:	Marcus Smith Noel, Andrea Wang-Gillam, Allyson J. Ocean, Sant P. Chawla, Vincent Chung, Giuseppe Del Priore, Vincent J. Picozzi

About Advanced Pancreatic Cancer

Advanced pancreatic cancer is a difficult-to-treat cancer with the lowest survival rates among all cancer types. Across all patients with pancreatic cancer, relative 5-year survival is 8% and is less than 3% for those with advanced disease.2 The median survival for patients in end-stage of the disease is approximately 3 months. There are two main types of pancreatic cancer – adenocarcinomas, which accounts for approximately 90% of all pancreatic cancer, and neuroendocrine tumors. Pancreatic cancer is relatively uncommon with new cases accounting for only 2.1% of all newly diagnosed cancers. However, pancreatic cancer is the fourth most common cause of cancer death for men and women in the United States.

About SM-88

SM-88 is an investigational modified proprietary tyrosine derivative that is hypothesized to interrupt the metabolic processes of cancer cells by breaking down the cells’ key defenses and leading to cell death through oxidative stress and exposure to the body’s natural immune system. Clinical trial data have shown that SM-88 has demonstrated encouraging tumor responses across 15 different cancers, including pancreatic, lung, breast, prostate and sarcoma cancers with minimal serious grade 3 or higher adverse events.

About Tyme Technologies

Tyme Technologies, Inc. is an emerging biotechnology company developing cancer metabolism-based therapeutics that are intended to be broadly effective across tumor types and have low toxicity profiles. Unlike targeted therapies that attempt to regulate specific mutations within cancer, the Company’s therapeutic approach is designed to take advantage of a cancer cell’s innate metabolic weaknesses to compromise its defenses, leading to cell death through oxidative stress and exposure to the body’s natural immune system. For more information, visit www.tymeinc.com. Follow us on social media: @tyme_Inc, LinkedIn, Instagram, Facebook and YouTube.

Forward-Looking Statements/Disclosure Notice

In addition to historical information, this press release contains forward-looking statements under the Private Securities Litigation Reform Act that involve substantial risks and uncertainties. Such forward-looking statements within this press release include, without limitation, statements regarding our drug candidate SM-88 and its clinical potential and non-toxic safety profiles, our drug development plans and strategies, ongoing and planned clinical trials, preliminary data results and the therapeutic design and mechanisms of our drug candidates; and readers can identify forward-looking statements by sentences or passages involving the use of terms such “believes,” “expects,” “hopes,” “may,” “will,” “plan,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks,” or “anticipates,” and similar words (including their use in the negative) or by discussions of future matters such as the development and potential commercialization of our lead drug candidate and of other new products, expected releases of interim or final data from our clinical trials, possible collaborations, the timing, scope and objectives of our ongoing and planned clinical trials and other statements that are not historical. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of TYME’s control. These statements involve known and unknown risks, uncertainties and other factors which may cause the TYME’s actual results, performance or achievements to be materially different from any historical results and future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, that the information is of a preliminary nature and may be subject to change; uncertainties inherent in research and development, including the ability to achieve clinical study start and completion dates; the possibility of unfavorable study results, including unfavorable new clinical data and additional analyses of existing data; risks associated with early, initial data, including the risk that the final Phase II data may differ from prior study data or preliminary Phase II data; final results of additional clinical trials that may be different from the preliminary data analysis and may not support further clinical development; that past reported data are not necessarily predictive of future patient or clinical data outcomes; whether and when any applications or other submissions for SM-88 may be filed with regulatory authorities; whether and when regulatory authorities may approve any applications or submissions; decisions by regulatory authorities regarding labeling and other matters that could affect commercial availability of SM-88; competitive developments; and the factors described in the section captioned “Risk Factors” of TYME’s Annual Report on Form 10-K for fiscal year ended March 31, 2019, filed with the U.S. Securities and Exchange Commission on June 12, 2019, as well as subsequent reports we file from time to time with the U.S. Securities and Exchange Commission (available at www.sec.gov).

The information contained in this press release is as of its release date and TYME assumes no obligation to update forward-looking statements contained in this release as a result of future events or developments.

1Manax et al 2019 J Clin Oncol 37, 2019 (suppl 4; abstr 226)

2Statistics adapted from the American Cancer Society’s (ACS) publication, Cancer Facts & Figures 2018.

Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

617-535-7742

arr@lifesciadvisors.com

Source: Tyme Technologies, Inc.